Exhibit (a)(3)


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April 26, 2006



TO:          UNIT HOLDERS OF REEVES TELECOM LIMITED PARTNERSHIP

SUBJECT:     OFFER TO PURCHASE UNITS

Dear Unit Holder:

As described in the enclosed Offer to Purchase and related Letters of Transmittal (the "Offer") the Purchasers named in the attached Offer (collectively the "Purchasers") are offering to purchase all Units of limited partnership interest (the "Units") in REEVES TELECOM LIMITED PARTNERSHIP (the "Partnership") at a purchase price equal to:

                                 $0.50 per Unit
                                 --------------

You may wish to consider the following information when making your decision whether to tender your Units:

     o No distributions have EVER been made on the Units and the Partnership says "Management expects that no such distributions will be paid in 2006 or in the next several years." (See Annual Report on Form 10-K for the period ending December 31, 2005).

     o You are unlikely to have any other liquidity options anytime in the near future (outside tender offers or private sales). The Partnership stated that "partnership units have substantially no liquidity." (Ibid., emphasis added)

     o The Offer will provide you with an opportunity to liquidate all, or a portion of, your investment in REEVES TELECOM LIMITED PARTNERSHIP without the usual transaction costs associated with market sales or partnership transfer fees.


After carefully reading the enclosed Offer, if you elect to tender your Units, mail (using the enclosed pre-addressed, postage paid envelope) or fax (then mail) a duly completed and executed copy of the Letter of Transmittal (printed on pink paper) and change of address forms, and any other documents required by the Letter of Transmittal, to the Depositary for the Offer at:

                         MacKenzie Patterson Fuller, LP
                               1640 School Street
                            Moraga, California 94556
                            Facsimile: (925) 631-9119


If you have any questions or need assistance, please call the Depository at 800-854-8357.

This Offer expires (unless extended) May 26, 2006.